Exhibit 99.1

99 Wood Avenue South, Suite 311 Iselin, NJ 08830 www.pharmoscorp.com	FOR IMMEDIATE RELEASE

Pharmos Commences Phase 2b Irritable Bowel Syndrome Study

Trial to Evaluate Safety and Efficacy of Dextofisopam, a Novel First-in-Class Compound

Iselin, NJ, June 20, 2007 - Pharmos Corporation (Nasdaq: PARS) announced today patient screening has commenced in its Phase 2b clinical trial of dextofisopam, which is expected to enroll approximately 480 female patients with diarrhea-predominant or alternating irritable bowel syndrome (d- and a-IBS). IBS is a chronic and sometimes debilitating condition that affects roughly 10%-15% of U.S. adults and is two to three times more prevalent in women than men. With an absence of safe and effective available therapies, dextofisopam’s novel non-serotonergic brain-gut mechanism holds the potential for a unique and innovative treatment approach to d- and a-IBS.

Elkan Gamzu, Ph.D., CEO, said, “We consider the initiation of this clinical trial a major milestone for Pharmos. We are eager to deliver a new IBS treatment to the market especially given current limitations among the few available therapeutic treatment options, which include a tendency to overcorrect symptoms and the risk of serious side effects.”

The Phase 2b double-blind, randomized, placebo-controlled study will evaluate the clinical safety, tolerability and efficacy of multiple doses of dextofisopam. Female outpatients with d- and a-IBS (according to Rome III Criteria for IBS) will be randomized into each of four treatment groups: 100mg, 200mg, and 300mg BID dextofisopam or placebo. Up to approximately 70 U.S. centers will enroll patients, who will participate for up to 19 weeks, including a screening period, a 12-week treatment period, and a 28-day post-treatment period. The primary efficacy endpoint is “adequate overall relief” of IBS symptoms during the 12-week treatment period. The estimated duration of the enrollment period for this study is 18 months.

The new study follows a successful Phase 2a study in 141 IBS patients in which dextofisopam demonstrated a statistically significant improvement over placebo on the primary endpoint of adequate overall relief (p = 0.033). In this trial, dextofisopam was well tolerated and did not cause significant constipation. Dextofisopam also provided benefit on a variety of secondary endpoints. Importantly, the beneficial effects on stool frequency were observable after two days and maintained for the 12 weeks of treatment. Overall, similar rates of adverse events were seen with dextofisopam and placebo. Importantly, diarrhea and constipation occurred at a very low rate.

In addition to having completed one Phase 2a IBS study, dextofisopam has been evaluated in three randomized, double-blind, placebo-controlled Phase 1 trials comprising healthy volunteers. Clinical data from the Phase 1 studies demonstrated that dextofisopam appears to be safe and well tolerated at doses up to 600 mg BID.

About Irritable Bowel Syndrome

IBS is a chronic, recurring, functional disorder characterized by multiple symptoms that include bowel dysmotility – diarrhea, constipation, or alternating diarrhea and constipation – and abdominal discomfort. Roughly two-thirds of IBS patients fall into the diarrhea-predominant and alternating-type subgroups, for whom there are no recently approved treatments except for severe cases. While not a life-threatening disease, IBS has been shown to have a large negative impact on the quality of life of patients, resulting in significant direct and indirect costs.

About Dextofisopam

Dextofisopam (also known as R-tofisopam) is an enantiomer of racemic (RS-) tofisopam, a well-tolerated, effective, nonsedating agent that was first approved over thirty years ago outside the U.S. RS-tofisopamn is currently marketed in fifteen countries, including Japan, South Korea, Russia, Pakistan, Egypt, the Czech Republic, and Hungary, for the treatment of a variety of illnesses, including conditions that may involve dysfunction of the autonomic nervous system.

Dextofisopam, a homophthalazine, bears a structural resemblance to typical benzodiazepines, but is differentiated by nitrogen atoms in the 2,3 (as opposed to the 1,4 or 1,5) position, which confer a unique spectrum of properties. Recent studies have indicated that homophthalazines such as dextofisopam have a novel, specific binding site within the central nervous system that may be responsible for mediating their actions.

About Pharmos Corporation

Pharmos discovers and develops novel therapeutics to treat a range of indications including specific diseases of the nervous system including disorders of the brain-gut axis (GI/IBS), pain/inflammation, and autoimmune disorders. In addition to dextofisopam described above, the Company’s core proprietary technology platform focuses on discovery and development of synthetic cannabinoid compounds with a focus on CB2 receptor selective agonists. Cannabinor, the initial CB2-selective agonist candidate, has completed two Phase 2a pain studies in which analgesic properties were observed. Other compounds in Pharmos' pipeline are in preclinical studies targeting pain, multiple sclerosis, rheumatoid arthritis and other disorders.

Safe Harbor Statement

Statements made in this press release related to the business outlook and future financial performance of Pharmos, to the prospective market penetration of its drug products, to the development and commercialization of its pipeline products and to its expectations in connection with any future event, condition, performance or other matter, are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements. Additional economic, competitive, governmental, technological, marketing and other factors identified in Pharmos' filings with the Securities and Exchange Commission could affect such results.

Contacts

Pharmos U.S.	The Ruth Group, Inc.
S. Colin Neill, CFO	Sara Ephraim (investors)
(732)452-9556	(646) 536-7002

Gale Smith	Janine McCargo (media)
(732) 452-9556	(646) 536 7033

Pharmos Israel

Irit Kopelov

011-972-8-940-9679

# # #